                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                           Air and Water Technologies
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   009058108
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                                 (CUSIP Number)

Check the following box if a fee is being paid with this / / statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 5 Pages

SEC 1745 (10-85)

                                      13G
CUSIP NO. 009058108
                                                               PAGE 2 OF 5 PAGES

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  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Massachusetts Financial Services Company ("MFS")
        I.R.S. Identification No.:   04-2747644
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a)  / /       (b)  / /
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  3   SEC USE ONLY
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  4   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
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      NUMBER OF      5     SOLE VOTING POWER
       SHARES              29,100 Shares of Class A Common Stock
    BENEFICIALLY    ------------------------------------------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               22,300 Shares of Class A Common Stock
      REPORTING     ------------------------------------------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH
                    ------------------------------------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           143,600 Shares of Class A Common Stock
- ---------------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      143,600 Shares of Class A Common Stock. These 143,600 shares are beneficially owned by other non-reporting entities as well as MFS.
- --------------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
- --------------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.6%
- --------------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
      IA
- --------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 009058108
                                      13G
                                                               PAGE 3 OF 5 PAGES

- --------------------------------------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Massachusetts Investors Growth Stock Fund
        I.R.S. Identification No.:   04-1885327
- --------------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a)  / /       (b)  / /
- --------------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY
- --------------------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
      Massachusetts
- --------------------------------------------------------------------------------------------------------------
      NUMBER OF       5    SOLE VOTING POWER
       SHARES
    BENEFICIALLY     -----------------------------------------------------------------------------------------
      OWNED BY        6    SHARED VOTING POWER
        EACH               0 Shares of Class A Common Stock
      REPORTING      -----------------------------------------------------------------------------------------
       PERSON         7    SOLE DISPOSITIVE POWER
        WITH
                     -----------------------------------------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER
                           0 Shares of Class A Common Stock
- ---------------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0 Shares
- --------------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
- --------------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0%
- --------------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
      IV
- --------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G                                                   Page 4 of 5 Pages

Item 1:     (a)    Name of Issuer:
                   Air and Water Technologies
            (b)    Address of Issuer's Principal Executive Offices:
                   P.O. Box 1500
                   Somerville, NJ 08876
Item 2:     (a)    Name of Person Filing:
                   Massachusetts Financial Services Company ("MFS")*
            (b)    Address of Principal Business Office or, if none, Residence:
                   For MFS and MIG:
                   500 Boylston Street
                   Boston, MA 02116
            (c)    Citizenship:
                   For MFS, see Item 4 on page 2; for MIG, see Item 4 on Page 3.
            (d)    Title of Class of Securities:
                   Class A Common Stock
            (e)    CUSIP Number:
                   009058108
Item 3:            For MFS, see Item 12 on page 2; for MIG, see Item 12 on page 3.
Item 4:     (a)    Amount Beneficially Owned:
                   For MFS, see Item 9 on page 2; for MIG, see Item 9 on page 3.
            (b)    Percent of Class:
                   For MFS, see Item 11 on page 2; for MIG, see Item 11 on page 3.
            (c)    Number of shares as to which such person has:
                   For MFS, see Items 5, 6 and 8 on page 2; for MIG, see Items 6 and 8 on page 3.

- ---------------
* This Schedule 13G is filed pursuant to Rule 13d-1(f) on behalf of Massachusetts Investors Growth Stock Fund ("MIG") (see page 3). See Exhibit 1 attached hereto.
